Exhibit 99.1

December 21, 2006

IMMEDIATE RELEASE: UPDATED
Contact: Melvin E. Meekins, Jr.
(410) 268-4554

Severn Bancorp, Inc. Announces Fourth Quarter Dividend

Severn Bancorp, Inc. (Nasdaq - SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced that its Board of Directors has declared a regular quarterly dividend of $.06 per share for the fourth quarter of 2006. This dividend is payable on January 16, 2007 to shareholders of record as of the close of business on December 29, 2006.
With approximately $900 million in assets, Severn Savings Bank, FSB is a community bank focused on residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Northern Virginia. The Bank also offers a full range of deposit products, and currently has three branch locations, at 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater. The Bank is expected to open a fourth branch at 200 Westgate Circle, Annapolis, MD in January. Severn’s website is www.severnbank.com. In addition, the Bank has moved to its new headquarters at 200 Westgate Circle, Annapolis, MD.
For additional information or questions, please contact Melvin E. Meekins, Jr., or S. Scott Kirkley, Executive Vice Presidents, Severn Bancorp, Inc. 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401, (410) 268-4554, e-mail: mmeekins@severn.hpwsb.com or skirkley@severn.hpwsb.com.

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